EXHIBIT 4.2

                         THE ARTICLES OF ASSOCIATION
                                      OF
                   THE CONTRACTUAL JOINT VENTURE CORPORATION

                         CHAPTER 1 GENERAL PROVISIONS

ARTICLE 1
As of October 18,2005, In accordance with "Law of the People's Republic of China on Chinese-Foreign Contractual Joint Venture", "Merge with and Acquisition of Domestic Enterprises by Foreign Tentative Provisions" and other relevant PRC laws and regulations, all shareholders of China Harbin OT
Pharmaceutical Co., Ltd., including Qiu Xueliang Zhu Lei Feng Yuliang Lv Rongzhao and Zhuang Chengchun (hereinafter referred to as Party A,Party B,Party Party C, Party D and Party E) and Asia Biotechnology Group Inc., a company incorporated in British Virgin Islands (hereinafter referred to as ABG) entered into the Contractual Joint Venture Contract for the establishment of Harbin OT Pharmaceutical Co., Ltd. (hereinafter referred to as Joint Venture ) and hereby formulate this Articles of Association of the Joint Venture.

ARTICLE 2
The name of the Joint Venture is*********** in Chinese and Harbin OT Pharmaceutical Co., Ltd. in English.

The domicile of the Joint Venture is No. 7, the Third Bohai Road, Pingfang Industrial District, Harbin Economic and Technological Development Zone of Heilongjiang Province, PRC

ARTICLE 3
The name and the legal domicile of each party:

Party A: Qiu Xueliang
       ID No.: 230103550805421,resides at No. 211-2, Building 17, Harbin Provincial Party School, Nangang District , Harbin
Party B: Zhu Lei
       ID No.: 230103195807261632, resides at No. 154, Xuanhua Road, Nangang District, Harbin
Party C: Feng Yuliang
        ID No.: 230107671211155, resides at Building 21, Xuanxi Residential Quarter, Nangang District, Harbin
Party D: Lv Rongzhao
       ID No.: 230103550212422, resides at No. 211-2, Building 17, Harbin Provincial Party School, Harbin
Party E: Zhuang Chengchun
        ID No.: 230103196804170035, resides at Building 7, Min'an Residential Quarter, Daoli District, Harbin
Asia Biotechnology  Group  Inc.  (************)  *registered  in British Virgin
Islands

Legal Address: P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands

Legal Representative: LAWRANCE YU SUN

Position: Director

Nationality: USA

Any changes regarding the above contents shall inform the Joint Venture and other Parties timely, otherwise the Joint Venture and other parties shall be free from any legal responsibilities caused.

ARTICLE 4
The organization form of the Joint Venture is a limited liability company.
ARTICLE 5
The Joint Venture is a Chinese legal person under the jurisdiction and protection of Chinese laws and regulations. Its all activities shall comply with the laws, decrees and pertinent rules and regulations of the People's Republic of China.

       CHAPTER 2 THE PURPOSE, SCOPE AND SCALE OF PRODUCTION AND BUSINESS

ARTICLE 6
The purpose of the Joint Venture is to strengthen the economic cooperation and technical exchanges, adopt advanced and appropriate technology and scientific management methods, improve the product quality, develop new products bring satisfactory economic and social benefits.

ARTICLE 7
The business scope of the Joint Venture is to develop, produce and sale suppository, appliance of medical treatment*, disposable sanitary articles (with the exception of the articles which are prohibited and restricted in the catalogues of the foreign investment).

ARTICLE 8
After the investment, the Joint Venture will focus on the research and development of medicines, health products and cosmetic. It is anticipated that in the first year, the employees of the Joint Venture will reach to 92 and the income will reach to RMB 30000000. The Joint Venture may extend its enrollment and increase the registered capital in accordance with the development of the corporation.

ARTICLE 9
The Joint Venture shall export 10% of its products.

               CHAPTER 3 TOTAL INVESTMENT AND REGISTERED CAPITAL

ARTICLE 10
The total investment of the Joint Venture is RMB 30000000.
The registered capital of the Joint Venture is RMB 30000000.

ARTICLE 11
Each party's contributions:
Party A: RMB 3360000, accounting for 11.2% of the registered capital.
Party B: RMB 3000000, accounting for 10% of the registered capital.
Party C: RMB 2640000, accounting for 8.8% of the registered capital.
Party D: RMB 2400000, accounting for 8.0% of the registered capital.
Party E: RMB 600000, accounting for 2% of the registered capital.
Asia Biotechnology: RMB 18000000, accounting for 60% of the registered capital.

ARTICLE 12
Each party has invested the capital within the period as stipulated by the Joint Venture Contract.

ARTICLE 13
Within 30 days after the investment is paid by Asia Biotechnology to the Joint Venture, a Chinese registered accountant invited by the Joint Venture shall verify it and provide a certificate of verification. Within 30 days after the certificate of verification is received, the Joint Venture shall issue an investment certificate and report to the original competent authorities and administrative departments for industry and commerce.

ARTICLE 14
When one party to the Joint Venture assigns all or part of his investment, other parties shall have the preemptive right.

ARTICLE 15
Any changes in the total investment and the registered capital shall be subject to the unanimous approval of the board of directors. It shall apply to the administrative departments for industry and commerce for approval and change its registration with the approval of the board of directors.

ARTICLE 16
The Joint Venture may borrow money or make loans from home and abroad to cover the margin between the investment capital and the registered capital and to invest as the cash flow capital. The money borrowed overseas may be paid off by the foreign shareholder through loans.

                       CHAPTER 4 THE BOARD OF DIRECTORS

ARTICLE 17
The Joint Venture shall establish a board of directors. The date of registration of the Joint Venture shall be the date of the establishment of the board of directors of the Joint Venture. The highest authority of the Joint Venture shall be its board of directors. It shall decide all major issues. The main functions and powers include:
---- deciding and approving the important reports proposed by the general manager (plan of the production, annual report of operating, funds, loans, etc.)
---- approving the annual financial statement, budgets of the income & expenses and plans of the annual profit distribution
---- approving the important rules and regulations of the Joint Venture
---- deciding the set-up of new branches
---- amending the regulations of the Joint Venture
---- deciding the shut down, termination and incorporation with other foreign financial organizations
---- deciding the retaining of the general manager, the head engineer, the Auditor and other senior employees
---- being in charge of the liquidation matters upon termination and expiration of the joint venture
---- other major issues which shall be decided by the board of directors.

ARTICLE 18
The board of directors shall be composed of five directors, of which four shall be appointed collectively by Party A, B, C, D, E and one shall be appointed by ABG. The chairman shall be appointed collectively by Party A, B, C, D and E. The term of office for the directors and chairman is four years. Their term of office may be renewed if continuously appointed by the relevant party.

Any retaining and replacing of the directors shall be informed to all parties in written form and report to the administrative departments for industry and commerce.

ARTICLE 19
The chairman of the board is the legal representative of the Joint Venture. Should the chairman be unable to exercise his responsibilities for any reason, he shall authorize any other director to represent the Joint Venture temporarily.

ARTICLE 20
The board of directors shall convene at least one meeting every year. The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than one third of the total number of directors.

ARTICLE 21
The chairman shall inform the directors the proposal, time and place of the meeting 30 days in advance in written form.

ARTICLE 22
The meeting (including interim meetings) shall be held only when more than two thirds of the directors are present. Each direct has one voting right.

ARTICLE 23
Should a director be unable to attend a meeting for any reason, he may present a proxy in written form to the board. In case the director neither attends nor entrusts others to attend the meeting, he will be regarded as abstention.

ARTICLE 24
Minutes of the meeting shall be placed on file with the signature of the directors or representatives.

ARTICLE 25
Decision concerning the issues below shall be made with unanimous approval of all the directors:
1. amendment to the Articles of Association of the Joint Venture
2. termination and dissolution of the Joint Venture
3. change of the registered capital of the Joint Venture
4. division and incorporation with other financial organizations
For other matters, decision shall be made by majority.

                        CHAPTER 5 BUSINESS MANAGEMENT OFFICE

ARTICLE 26
The   Joint  Venture  shall  establish  a  management  office  which  shall  be responsible for its daily management. The management office shall have a general manager and a deputy general manager, both of whom are retained by the board of directors. Their term of office is three years and may be renew upon expiration.

ARTICLE 27
The responsibility of the general manager is to carry out the decision of the board and organize and conduct the daily management of the Joint Venture. The deputy general manager shall assist the general manager in his work and exert the power of the general manager in the range of the daily operation when the general manager is out. Major issues should be decided by the general manager and the deputy general manager together.

The limits of the general manager and the deputy general manager's functions and powers shall be decided upon the discussion of the board of directors.

The management office may appoint several department managers, who shall be responsible for the work in various departments respectively, handle the matters handed over by the general manager and deputy general managers and shall be responsible to them.

ARTICLE 28
The general manager, the duty general manager and other managers shall perform their duties earnestly and shall not be the managers or employees of other forms in other corporations at the same time.

In case of graft or serious dereliction of duty on the part of the general manager and deputy general managers, the board of directors shall have the power to dismiss them at any time.

ARTICLE 29
The plan of setting of departments and the framework shall be made by the general manager and the deputy general manager and authorized by the board of directors. The position setting of other departments with the exception of managers shall be decided by the general manager.

ARTICLE 30
In case of graft or serious dereliction of duty on the part of the senior managers, the board of directors shall have the power to dismiss them at any time.

                        CHAPTER 6 FINANCIAL ACCOUNTING
ARTICLE 31
Controlled by the general manager, the Joint Venture shall establish its financial and accounting systems and undertake the financial management according to laws, administrative regulations and the regulations of the responsible finance department of the State Council.

ARTICLE 32
The Joint Venture shall use the solar calendar. The fiscal year of the Joint Venture shall be from January 1 to December 31. The first fiscal year shall start from the date the Joint Venture receive the license of business to December 31 of that year.

ARTICLE 33
All vouchers, receipts, statistic statements and account books shall be written in Chinese. Those written in foreign languages shall have Chinese annotations.

ARTICLE 34
The Joint Venture adopts RMB as its accounts keeping unit. The conversion of RMB into other currency shall be in accordance with the average rate of the exchange rates of the converting day published by the State Administration of Exchange Control of P.R.C.

ARTICLE 35
The Joint Venture shall open foreign currency account and RMB account in Chinese banks in accordance with the applicable Chinese laws and regulations.

ARTICLE 36
The accounting of the joint venture company shall adopt the internationally used accrual basis and debit and credit accounting system in their work.

ARTICLE 37
In the first three months of each fiscal year, the general manager shall prepare the previous year's balance sheet, profit and loss statement and proposal regarding the distribution of profits, and submit them to the meeting of board of directors for examination and approval.

ARTICLE 38
Subject to the prior commitment to keep confidential, each party of the Joint Venture has the right to invite auditors at their own expenses to check the account book. The joint venture shall provide convenience for the checking and examination.

ARTICLE 39
The board of directors of the Joint Venture shall decide the depreciable life of the fixed assets, in accordance with the Rules for the Implementation of the Income Tax Law of the People's Republic of China for Enterprises With Foreign Investment and Foreign Enterprises.

ARTICLE 40
Issues concerning foreign exchange of the Joint Venture shall be dealt in accordance with the procedures for the administration of the foreign exchange involvement abroad.

                         CHAPTER 7 PROFIT DISTRIBUTION
ARTICLE 41
Allocations for reserve funds, expansion funds of the joint venture and welfare funds and bonuses for staff and workers shall be set aside in accordance with the provisions of the Joint Venture Law. The annual proportion of allocations shall be decided by the board of directors according to the business situation of the joint venture.

ARTICLE 42
In the first four months of each fiscal year, based on the actual situation of the Joint Venture the board of the directors may decide the distribution of profits after paying taxes and allocating various funds. The profits shall be distributed in accordance with the percentage of the registered capital invested by all shareholders.

The Joint Venture shall not distribute profits unless the losses of previous fiscal year have been made up. Remaining profit from previous year can be distributed together with that of the current year.

ARTICLE 43
The Joint Venture shall urge both the Chinese and foreign employees to pay the income tax in accordance with the Implementation of the Individual Income Tax Law of the People's Republic of China.

ARTICLE 44The profits, legitimate income and liquidated capital from the Joint Venture may be remitted abroad by the investor.

The wages, salaries or other legitimate income earned by the foreign staff and workers of contractual joint ventures, after the payment of the individual income tax according to law, may be remitted abroad.

                              CHAPTER 8 EMPLOYEES
ARTICLE 45
Employment contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalties and other matters concerning the staff and workers of the joint venture shall be drawn up in accordance with the relevant Chinese labor and social security regulations. The employment of child labor is prohibited.

ARTICLE 46
The required staff and workers to be recruited by the joint venture company will be recommended by the local labor department or the joint venture will do so through public examinations and employ those who are qualified with the consent of the labor department.

The Joint Venture shall enter into employment contracts with the employees and report to the local labor management department.

ARTICLE 47
The joint venture company has the right to give warning, record a demerit and reduce salary against those staff and workers who violate the rules and regulations and labor disciplines of the Joint Venture. Those with serious cases may be dismissed. Dismiss of staff and workers shall report to the local labor department.

ARTICLE 48
The salary treatment of the staff and workers shall be set by the board of directors according to the specific situation of the joint venture, with reference to pertaining stipulations of China, and shall be specified in detail in the employment contract.

With the development of the Joint Venture and the improving ability of the employees and technology, the salary of the staff shall be raised properly.

                             CHAPTER 9 LABOR UNION
ARTICLE 49
The employees of the Joint Venture shall have the right to establish labor union and develop labor union activities in accordance with the Trade Union Law of the People's Republic of China.

ARTICLE 50
The Labor Union of the Joint Venture is the representative of the benefit of the employees. Its responsibilities shall be: lawfully protecting the legal benefit of the employees; assisting the Joint Venture to arrange and bestow the welfare and encouragement funds; organizing the employees to study politics, science and technology, develop literary and sport activities; educating the employees to abbey the laboring rules and accomplish the goals of the Joint Venture.

ARTICLE 51
The Labor Union shall be the representative of the employees to sign group labor contract and supervise the performance of the contract.

ARTICLE 52
The representatives of the Labor Union shall have the right to be present at the meeting when issues concerning rewards and punishment, salary system, social welfare, laboring protection and insurance are decided by the Joint Venture. The Joint Venture shall take the advice of the Labor Union and cooperate.

ARTICLE 53
The Joint Venture shall actively support the Labor Union's work, in accordance with the Trade Union Law of the People's Republic of China by securing the provision of housing and equipments, which is used for the Labor Union to handle official business, hold meetings, activities for culture, sports, etc.

ARTICLE 54
The Joint Venture shall provide 2% of the total wages of the employees as the fund of the Labor Union. The Labor Union shall use the fund in accordance with the rules and regulations of the General Union China.

                             CHAPTER 10 INSURANCE
ARTICLE 55
Insurance policies of the Joint Venture on various kinds of risks shall be underwritten with an insurer of the People's Republic of China. Types, value and duration of insurance shall be decided by the board of directors in accordance with the provisions of the insurer.

               CHAPTER 11 DURATION, DISBANDMENT AND LIQUIDATION
ARTICLE 56
The duration of the Joint Venture is 30 years since the date on which the business license of the Joint Venture is issued.

ARTICLE 57
If the extension of the duration is approved by all of the shareholders and authorized by the board of directors, the Joint Venture shall provide applications in written form to the original competent authorities for approval at least six months before the expiration of the contract.

ARTICLE 58
For the reasons below besides expiration, the Joint Venture shall terminate the Joint Venture contract and dismiss the Joint Venture before the time of expiration:
1. The contract can not be fulfilled as a result of force majeure.
2. The Joint Venture can not continue to operate due to heavy losses in successive years.
3. One or several parties break the contract, which makes the contract unnecessarily to be carried out
4. All the partied agree that the Joint Venture does not reach the goal expected and has no development potential.
5. other reasons prescribed by the contract, articles, laws and regulations concerned

When the Joint Venture dissolves, the board of directors shall apply to the original competent authorities for approval.

ARTICLE 59
When  the  Joint  Venture terminate, it shall go into liquidation in accordance
with  the  Procedures   for  Liquidation  of  Foreign-Funded  Enterprises.  The
liquidation committee shall be constituted for at least three members, who shall be of the directors or detained professionals authorized by the Chinese laws.

No business activities shall be performed during the liquidation of the Joint Venture.

ARTICLE 60
The liquidation committee shall liquidate in accordance with the Procedures for Liquidation of Foreign-Funded Enterprises.

The tasks of the liquidation committee are to conduct through check of the property of the joint venture company, its claim and indebtedness; to work out the statement of assets and liabilities and list of property; to formulate a liquidation plan, and to execute the plan after the approval of the board of directors.

ARTICLE 61
During the process of liquidation, the liquidation committee shall represent the company to sue and be sued.

ARTICLE 62
The liquidation expenses shall be paid in priority from the existing assets of the Joint Venture.

ARTICLE 63
After the liquidation of the Joint Venture, the remained possessions after paying off the debt shall be distributed in accordance with the proportion of registered capital contributed by all the parties.

ARTICLE 64
After liquidation of the company is completed, the liquidation group shall report to the relevant responsible authority, apply to the company registration authority for cancellation of the company's registration and publish by public notice of the termination of the company.

                       CHAPTER 12 RULES AND REGULATIONS
ARTICLE 65
The Joint Venture through the board of directors makes the rules and regulations below:
1. Business management system, including the authority and working procedures of the management department;
2. Rules for the staff and workers
3. System of labor and salary
4. System of work attendance record, promotion and awards and penalty for the staff and workers
5. System of staff and worker's welfare
6. Financial system
7. Liquidation procedures upon the dissolution of the company
8. Other necessary rules and regulations.

                       CHAPTER 13 SUPPLEMENTARY ARTICLES
ARTICLE 66
The amendments to the Articles of Association shall be unanimously agreed and decided by the board of directors and submitted to the original examination and approval authority for approval.

ARTICLE 67
The articles are written in Chinese.
These Articles have eight original copies and each party holds one of them, the rest shall be sent to the administrative departments for industry and business.

ARTICLE 68
Issues which are not referred in these articles shall be performed in accordance with the contract of the Joint Venture, resolutions of the board of directors and the relevant Chinese laws and regulations. Should any conflict with the contract of the Joint Venture, they shall be performed in accordance with the contract.

ARTICLE 69
The article shall be of effect only when authorized by Harbin Economy and Trade Cooperation Bureau. It is the same with the time of amendment.

ARTICLE 70
The articles are sighed by Party A, B, C, D, E, Asia Biotechnology or their legal representatives on October , 2005 in Harbin, China.

Party A: /s/ Qiu Xueliang
Party B: /s/ Zhu Lei
Party C: /s/ Feng Yuliang
Party D: /s/ Lv Rongzhao
Party E: /s/ Zhuang Chengchun
Asia Biotechnology: Asia Biotechnology Group Inc
Name: /s/ LAWRANCE YU SUN
Position: Board Chairman
Nationality: USA